Exhibit 16.1

June 5, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of PLM Equipment Growth Fund V’s Form 8-K dated June 5, 2003, and have the following comments:

  We agree with the statements made in the second sentence of paragraph 1 and in paragraphs 2, 3, and 5.

  We have no basis on which to agree or disagree with the statements made in the first sentence of paragraph 1 and in paragraph 4.

Yours truly,

/s/ Deloitte & Touche